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                                                                    EXHIBIT 99.1
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FROM:   G.A.  KRAUT COMPANY INC.
        275 Madison Avenue
        New York, NY 10016                       [LOGO OF HANOVER APPEARS HERE]
        (212) 696-5600
        Contact: Gerard Coffey

FOR:    HANOVER COMPRESSOR COMPANY
        12001 N. Houston Rosslyn
        Houston, TX 77086
        (281) 447-8787
        Contact: Mr. Michael J. McGhan


                     HANOVER COMPRESSOR DIRECTORS DECLARE
                              2-FOR-1 STOCK SPLIT

HOUSTON, May 18, 2000 - The Board of Directors of Hanover Compressor Company (NYSE: HC), the leader in outsourced compression services for the natural gas industry, today declared a 2-for-1 split of its common stock in the form of a 100 percent stock dividend. Hanover's Board of Directors also approved for submission to stockholders an amendment to the Company's Certificate of Incorporation, which would double the number of authorized common shares to 200,000,000.

The stock dividend will be paid to shareholders of record as of May 30, 2000. Following the split, the total number of outstanding shares will be approximately 58,453,000. The additional shares will be mailed or delivered on or about June 13, 2000 by the company's transfer agent, Chase Mellon Shareholder Services.

Hanover Compressor Company is the market leader in full service natural gas compression and a leading provider of service, financing, fabrication and equipment for contract natural gas handling applications. Hanover provides this equipment on a rental, contract compression, maintenance and acquisition leaseback basis to natural gas production, processing and transportation companies that are increasingly seeking outsourcing solutions. Founded in 1990 and a public company since 1997, its customers include premier independent and major producers and distributors throughout the Western Hemisphere.

This news release contains forward-looking statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission including its Form 10-K for the fiscal year ended December 31, 1999, and the three months ended March 31, 2000.